UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2015

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, 3rd Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:   (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2015, the Company and its affiliate, Sucampo AG, and also R-Tech Ueno, Ltd. (RTU), a supplier and manufacturing partner of the Company's, executed a stipulation and license agreement (Agreement) with Par Pharmaceutical, Inc. (Par) for Sucampo's RESCULA® (unoprostone isopropyl) ophthalmic solution 0.15% indicated for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension. Subject to the terms of the Agreement, Sucampo and RTU grant Par a non-exclusive license to market Par's generic version or authorized generic of unoprostone isopropyl ophthalmic solution 0.15% indicated for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension product in the U.S. should certain events occur prior to the latest expiring patent related to RESCULA® or July 2021. Under such license, Par will split with Sucampo the gross profits of the generic or authorized generic version sold during the term of the Agreement, which continues until the last of Sucampo patents relating to RESCULA® have expired. In the event Par elects to so launch an authorized generic, Sucampo will supply Par under the terms of a manufacturing and supply agreement at a negotiated price. Additionally, Par has agreed not to challenge the validity or enforceability, or assert noninfringement, of any Sucampo patents relating to RESCULA®.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2014.

On February 11, 2015, the Company issued a press release pursuant to which it announced that it had entered into the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 1.01 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by the Company on February 11, 2015.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sucampo Pharmaceuticals, Inc.

Date:	February 11, 2015	By:	/s/ THOMAS J. KNAPP
			Name:	Thomas J. Knapp
			Title:	EVP, Chief Legal Officer & Corporate Secretary